Exhibit 10.12

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the "Agreement") is effective this __th day of _________ 2007, between DEER VALLEY CORPORATION, a Florida corporation, (the "Company") and _______________ (the "Director").

BACKGROUND INFORMATION

The Company desires to promote the long-term interests of the Company by attracting and retaining qualified and experienced persons for service as directors of the Company and by providing an additional incentive for such directors to work for the success and growth of the Company through continuing ownership of the Company’s common stock and encouraging them to remain directors of the Company.  In order to achieve such goals, the Company has determined to provide certain individuals with compensation opportunities based on the performance of the Company's common stock.  To that end, the Company adopted a 2007 Long Term Incentive Plan effective as of July 1, 2007 (the "Plan"), a copy of which is available at the Company’s executive offices, and has decided to grant the Director an option under such Plan.  Director acknowledges and represents that he has reviewed the terms of this Agreement, has received a copy of the Plan and has been advised of his right to consult with a tax advisor, financial consultant or legal counsel to obtain legal or financial advice regarding this Agreement.  Accordingly, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

OPERATIVE PROVISIONS

1.            Grant of Option.  Subject to the terms of the Plan, the Company hereby irrevocably grants to the Director the right and option (the "Option"), to purchase all or any part of an aggregate of ______ shares (such number being subject to adjustment as provided in paragraph 9 hereof) of the Company’ s common stock (the "Share" or "Option Shares") on the terms and conditions herein set forth.  The Option granted under this Agreement is not intended to qualify as an Incentive Stock Option within the meaning of §422 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

2.            Purchase Price.  Subject to the adjustments provided for by paragraph 9 of this Agreement, the purchase price of each Share covered by the Option shall be $______ per share.

3.            Term of the Option.  The maximum term of the Option shall be for a period of ten (10) years after the date the Option is granted.

4.            Immediate Vesting; Exercise of Option.  The Option is fully vested and may be exercised in accordance with the terms and conditions of the Plan and this Agreement, subject to paragraphs 6 through 9 hereof.

The Director shall be entitled to exercise any portion of the Option in accordance with the provisions of paragraph 5. hereof, either in whole or in part, by delivering written notice of such exercise to the office of the Secretary of the Company or to such other location as may be designated by the Company, specifying therein the number of Option Shares with respect to which the Option is being exercised, which notice shall be accompanied by payment in full of the purchase price of the Shares being acquired.

5.           Payment of Exercise Price.  Payment shall be made in cash.  Subject to the Director's compliance with Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), as determined by the Company, the Company may also permit the Director to simultaneously exercise the Option and sell the Shares thereby acquired pursuant to a "cashless exercise" arrangement and accept payment from a broker-dealer selected by and approved of in all respects by the Company and use the proceeds from such sale as payment of the exercise price of such Shares.  No Shares shall be issued until full payment therefore has been made in the manner set forth above.

6.           Director Status.  In the event that the term of the Director is terminated "For Cause" by the Company, the Option shall expire immediately and any Options that have not been exercised shall be forfeited as of such date. In the event that the Company terminates the Director other than "For Cause" during his term or the Directors fails to stand for reelection, the Director shall be given ninety (90) days after the date of such termination to exercise the Option with respect to any Option Shares, or any portion thereof that was exercisable as of the date of termination.  The Options shall not be affected by any change of duties or position of the Director.

For purposes of this Agreement, the phrase "For Cause" shall mean termination based upon (a)  conviction of the Director for any crime involving moral turpitude (whether or not a felony) or any other criminal act against the Company involving dishonesty or willful misconduct intending to injure the Company; (b) the failure or the refusal of the Director to follow lawful and proper directives of the Company's full Board of Directors; (c) malfeasance or misconduct by the Director which discredits or damages the Company; (d) the indictment of the Director for a felony violation of federal or state laws; or (e) failure of the Director to perform his duties in a manner commensurate with the standards established from time to time by the Board of Directors of the Company or which may be reasonably expected by a Board of Directors of a comparable company.

7.           Death or Disability of the Director.  If membership of the Director terminates due to death or disability, the Option shall expire at the end of the twelve month period following such termination of membership or the date the Option expires in accordance with its terms, whichever occurs first.  The Option may be exercised by the Director, or if deceased, by the Director’s successor(s) in interest, whom shall include, but not be limited to, the Director’s devisee(s), legatee(s), trustee(s) or personal representative(s) or executor(s) of his estate, with respect to the same number of Shares and in the same manner, and to the same extent as if the Director had continued his membership during such period and the Option shall be canceled with respect to all remaining Shares otherwise subject to the Option.

8.           Transferability of Option.  The Option may be transferred in accordance with Section 4.6 of the Plan.

9.            Stock Certificates.  Upon exercise of the Option and payment of the exercise price, the Company shall deliver a certificate or certificates representing such Shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten (10) business days from the date such notice shall be received by the Company) for the payment of the full purchase price of such Shares with the Secretary of the Company, against delivery of a certificate or certificates representing such shares.  The certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Director and if the Director shall so request in the notice exercising the Option, shall be registered in the name of the Director and another person jointly, with right of survivorship) and shall be delivered upon the written order of the person or persons exercising the Option.  In the event the Option shall be exercised pursuant to Section 8. hereof by any person or persons other than the Director, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.  All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

10.           No Additional Rights.  The Director shall have no right to be employed by the Company  under the terms of this Agreement or interfere in any way with the right of the Company to terminate any employment of the Director at any time.  Neither the Director nor any other person entitled to exercise the Option under the terms hereof shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares of common stock issuable upon exercise of the Option, unless and until the purchase price for such shares shall have been paid in full.

11.           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given on the day delivered if delivered personally, within three (3) Business Days (as defined below) after being sent if sent by registered or certified mail (postage prepaid, return receipt requested), the next day after being sent if sent by overnight courier (prepaid) or the next day after being sent if sent by telecopier to either party at the following address:

            If to the Company:

                Deer Valley Corporation
                4218 West Linebaugh Avenue
                Tampa, Florida  33624
                Attention: Charles G. Masters, C.E.O.
                Telephone: (813) 885-5998
                Telecopier: (813) 885-5911
                 E-Mail: cmasters@tampabay.rr.com

            With a Copy to:

Bush Ross, P.A.
Attn: Brent Jones, Esq.
220 South Franklin Street
Tampa, Florida 33602
Attention: Brent Jones, Esq.
Telephone: (813) 224-9255
Telecopier: (813) 223-9620
E-mail:  bjones@bushross.com

            If to the Director:

Deer Valley Homebuilders, Inc.
Attn: John Steven Lawler
205 Carriage Street
Guin, Alabama 35563
Telephone: (727) 499-2155
Telecopier: (727) 587-6560
E-Mail: slawler@deervalleyhb.com

or to such other address as either party shall have specified for itself or himself from time to time to the other party in writing. For purposes of this Agreement, the term "Business Day" shall mean any day other than a Saturday, a Sunday or any day on which commercial banks in Tampa, Florida are authorized or required by law to close.

12.           Investment Purpose.  The Option is granted on the express condition that the purchase of shares upon an exercise hereof shall be made for investment purposes only and not with a view to their resale or further distribution unless such shares, at the time of their issuance and delivery, are registered under the Securities Act of 1933, as amended, or, alternatively, at some time following such issuance their resale is determined by counsel for the Company to be exempt from the registration requirements of the Act and of any other applicable law, regulation or ruling.

Within five (5) business days after the exercise date, the Company shall, subject to the receipt of withholding tax, if any, issue to the Director the number of shares with respect to which such Option shall be so exercised, and shall deliver to the Director a certificate (or certificates) therefor.  The certificate shall bear the following legends, if applicable:

"THIS COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR APPLICABLE STATE SECURITIES LAW AND MAY BE OFFERED, SOLD, OR TRANSFERRED ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR APPLICABLE STATE SECURITIES LAW OR IF THE PROVISIONS OF RULE 144(K) UNDER THE ACT ARE APPLICABLE OR IF IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

"THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS OF PURCHASE AND CERTAIN OTHER REQUIREMENTS THAT ARE FULLY SET FORTH IN THIS AGREEMENT.  ANY SUCH TRANSFER OR ACQUISITION IN VIOLATION OF SUCH AGREEMENT(S) IS NULL AND VOID, AND SUCH LATTER AGREEMENT IS AUTOMATICALLY BINDING ON ANY PERSON WHO ACQUIRES THE SHARES.  COPIES OF THE AGREEMENTS ARE ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL BUSINESS OFFICE OF DEER VALLEY CORPORATION"

13.           Tax Withholding.  The Company shall have the right to deduct from any payment or settlement upon the exercise of any stock option, or the delivery of any Shares, any federal, state, local or other taxes of any kind which the Company, in its sole discretion, deems necessary to be withheld to comply with the Internal Revenue Code and/or any other applicable law, rule or regulation.  In addition, in the event that the Director disposes of any Shares, the Company shall have the right to require the Director to remit to the Company an amount sufficient to satisfy all federal, state, and local withholding tax requirements as a condition to registering the transfer of such Shares on its books.  If the Company, in its sole discretion, permits Shares of the Company’s common stock to be used to satisfy any such tax withholding, such shares shall be valued based on the fair market value of such shares as of the date the tax withholding is required to be made, on the same basis as set forth in paragraph 5 above.

14.           General.  The Company shall at all times during the term of the Option reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company,  shall be applicable thereto.  The Option shall be exercised in accordance with such administrative regulations as the Company shall from time to time adopt and may be amended from time to time by the Company in its sole and absolute discretion.

15.           Acceptance by Director.  The exercise of the Option is conditioned upon the acceptance of Director of the terms hereof as evidenced by his execution of this Agreement.  Because the terms of this Agreement contain specific terms and conditions that may not be addressed in the Plan, Director agrees that the terms of this Agreement will be binding and control in the event that any discrepancy arises between the terms of the Plan and this Agreement.  Director acknowledges and represents that he has reviewed the terms of this Agreement, has received a copy of the Plan and has been advised of his right to consult with a tax advisor, financial consultant or legal counsel to obtain legal or financial advice regarding this Agreement.

                16.           Application of Florida Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.  Venue for all purposes shall be deemed to lie within Tampa of Hillsborough County, Florida.

                17.           Remedies for Breach of Agreement.  The breach of any confidentiality, non-disclosure or non-competition covenants by Director under any applicable agreement entered into by and between the Company and Director or the breach by Director of the terms of this Agreement is acknowledged by the parties hereto to constitute harm to the Company of an extraordinary character which could cause the Company to suffer irreparable damages which could not readily be compensated by a monetary judgment.  Director agrees that the Company shall be entitled, in addition to all other remedies available to it upon a breach by Director of his obligations hereunder, to such equitable relief, whether by way of injunction or action for specific performance, or otherwise as a court might impose, without the necessity of proving actual monetary damage for any breach by Director of this Agreement or of any undertaking herein contained.

[Stock Option Agreement]

The Director and the Company have executed this Agreement on the day and year first  written above.

Deer Valley Corporation

By:
Charles G. Masters, Chief Executive Officer

DIRECTOR: